Exhibit 99.1

Contact Information: Geoff Smith VP, Marketing and Business Development Proxim Wireless +1 408 731-2790 gsmith@proxim.com	Brian Sereda Investor Relations Proxim Wireless +1 408 542-5303 ir@proxim.com

Proxim Wireless Receives Notice of Bid Price Non-Compliance from
NASDAQ

San Jose, February 28, 2008 – Proxim Wireless Corporation (NASDAQ: PRXM), a leader in core-to-client solutions for broadband wireless networks, today announced that it received a notice from The NASDAQ Stock Market on February 22, 2008 stating that, for the last 30 consecutive business days, the bid price of the company’s common stock closed below the minimum $1.00 per share requirement for continued inclusion under NASDAQ Marketplace Rule 4310(c)(4).

The NASDAQ notice also states that:

•
If, at any time before August 20, 2008, the bid price of the company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, NASDAQ will provide written notification that the company complies with NASDAQ Marketplace Rule 4310(c)(4).

•
If compliance with that rule cannot be demonstrated by August 20, 2008, NASDAQ will determine whether the company meets the NASDAQ Capital Market initial listing criteria set forth in NASDAQ Marketplace Rule 4310(c), except for the bid price requirement. If the company meets the initial listing criteria, NASDAQ will notify the company that it has been granted an additional 180 calendar day compliance period.

About Proxim Wireless
Proxim Wireless Corporation (NASDAQ: PRXM) is a leader in core-to-client solutions for broadband wireless networks. Our systems enable a variety of wireless applications including security and surveillance, VoIP, last mile access, enterprise LAN and Point to Point backhaul. We have shipped more than 1.5 million wireless devices to more than 200,000 customers worldwide. Proxim is ISO-9001 certified.  Information about Proxim can be found at www.proxim.com. For investor relations information, e-mail ir@proxim.com or call 408-542-5303.

2115 O’Nel Drive, San Jose, CA 95131          P408.731.2700          F408.731.3675          www.proxim.com